World Funds Trust 485BPOS

Exhibit 99.(h)(30)

WORLD FUNDS TRUST

INTERIM EXPENSE LIMITATION AGREEMENT

THIS INTERIM EXPENSE LIMITATION AGREEMENT, is made by and between Third Avenue Management, LLC (the “Adviser”) and World Funds Trust (the “Trust”) (“Agreement”), on behalf of the series of the Trust set forth in Schedule A attached hereto (the “Fund”), as of the effective date of the Interim Investment Advisory Agreement between the Trust and the Adviser.

WHEREAS, the Trust is a Delaware statutory trust, and is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company of the series type, and the Fund is a series of the Trust;

WHEREAS, the Trust and the Adviser have entered into an Interim Investment Advisory Agreement, effective on November 23, 2020 (“Interim Advisory Agreement”), pursuant to which the Adviser provides investment management services to the Fund for compensation based on the value of the average daily net assets of the Fund;

WHEREAS, the Trust and the Adviser contemplate that the shareholders of the Fund will be presented with a proposal to approve a new investment advisory agreement (the “Advisory Agreement”) between the Adviser and the Trust on behalf of the Fund; and

WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain the expenses of the Fund at a level no greater than the level to which the Fund would normally be subject in order to maintain the Fund’s expense ratio at the Maximum Annual Operating Expense Limit (as hereinafter defined) specified in each Schedule A hereto;

NOW THEREFORE, the parties hereto agree as follows:

1.	Expense Limitation.

a.	Applicable Expense Limit. To the extent that the aggregate expenses of every character incurred by the Fund in any fiscal year, including but not limited to investment advisory fees of the Adviser (but excluding interest, expenses incurred under a plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act, taxes, acquired fund fees and expenses, brokerage commissions, dividend expenses on short sales, and other expenditures which are capitalized in accordance with generally accepted accounting principles and other extraordinary expenses not incurred in the ordinary course of such Fund’s business) (“Fund Operating Expenses”), exceed the Maximum Annual Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the “Excess Amount”) shall be the liability of the Adviser.

b.	Maximum Annual Operating Expense Limit. The Maximum Annual Operating Expense Limit with respect to the Fund shall be the amount specified in each Schedule A based on a percentage of the average daily net assets of the Fund.

c.	Method of Computation. To determine the Adviser’s liability with respect to the Excess Amount, each month the Fund Operating Expenses for the Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month of the Fund exceed the Maximum Annual Operating Expense Limit of the Fund, the Adviser shall first waive or reduce its investment advisory fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Maximum Annual Operating Expense Limit. If the amount of the waived or reduced investment advisory fee for any such month is insufficient to pay the Excess Amount, the Adviser may also remit to the Fund an amount that, together with the waived or reduced investment advisory fee, is sufficient to pay such Excess Amount.

d.	Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment advisory fees waived or reduced and other payments remitted by the Adviser to the Fund with respect to the previous fiscal year shall equal the Excess Amount.

2.	Reimbursement of Fee Waivers and Expense Reimbursements.

a.	Reimbursement. If, during any fiscal month in which the Advisory Agreement is in effect, the estimated aggregate Fund Operating Expenses of the Fund for the fiscal month are less than the Maximum Annual Operating Expense Limit for that month, the Adviser shall be entitled to reimbursement by the Fund, in whole or in part as provided below, of the sum of all investment advisory fees waived or reduced and other payments remitted by the Adviser with respect to a particular class of the Fund pursuant to Section 1 hereof, for a three year period following the date such waiver or reduction was made or payment was remitted by the Adviser (“Reimbursement Amount”), less any reimbursement previously paid by the Fund to the Adviser, pursuant to this Section 2.a, with respect to such waivers, reductions, and payments. The Reimbursement Amount shall include amounts waived and/or reimbursed during periods that the Interim Advisory Agreement and/or the Advisory Agreement was in place. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount. To the extent any reimbursement is made pursuant to this Section 2.a., such reimbursement shall not cause the Fund Operating Expenses to exceed the Maximum Annual Operating Expense Limit that was in place at the time the Adviser waived or reduced its advisory fees or reimburse other expenses of the Fund.

b.	Method of Computation. To determine the Fund’s accrual, if any, to reimburse the Adviser for the Reimbursement Amount, each month the Fund Operating Expenses of the Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses of the Fund for any month are less than the Maximum Annual Operating Expense Limit of the Fund, the Fund shall accrue into its net asset value an amount payable to the Adviser sufficient to increase the annualized Fund Operating Expenses of the Fund to an amount no greater than the Maximum Annual Operating Expense Limit of that Fund, provided that such amount paid to the Adviser will in no event exceed the total Reimbursement Amount. For accounting purposes, amounts accrued pursuant to this Section 2 shall be a liability of the Fund for purposes of determining the Fund’s net asset value.

c.	Payment and Year-End Adjustment. Amounts accrued pursuant to this Agreement shall be payable to the Adviser as of the last day of each month. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of the Fund for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Maximum Annual Operating Expense Limit.

3.	Term and Termination of Agreement.

This Agreement shall continue in effect with respect to the Fund until the earlier of a period of 150 days, the termination of the Interim Advisory Agreement pursuant to its terms or the Advisory Agreement is approved by shareholders of the Fund and becomes effective.

4.	Miscellaneous.

a.	Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

b.	Interpretation. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust’s Agreement and Declaration of Trust or by-laws, as amended from time to time, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund. The parties to this Agreement acknowledge and agree that all litigation arising hereunder, whether direct or indirect, and of any and every nature whatsoever shall be satisfied solely out of the assets of the Fund and that no Trustee, officer or holder of shares of beneficial interest of the Fund shall be personally liable for any of the foregoing liabilities. The Trust’s Agreement and Declaration of Trust is on file with the Secretary of State of the State of Delaware. The Agreement and Declaration of Trust and by-laws describe in detail the respective responsibilities and limitations on liability of the Trustees, officers, and holders of shares of beneficial interest.

c.	Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

d.	Enforceability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

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IN WITNESS, WHEREOF, the parties hereto have caused this instrument to be executed on their behalf by their duly authorized officers as of November 19, 2020.

WORLD FUNDS TRUST
On behalf of the Fund

By:	/s/ David A. Bogaert

Name:	David A. Bogaert
Title:	President

THIRD AVENUE MANAGEMENT, LLC

By:	/s/ Mark J. Aaron

Name:	Mark J. Aaron
Title:	Chief Operating Officer

SCHEDULE A

to the

INTERIM EXPENSE LIMITATION AGREEMENT (the “Agreement”)

between

WORLD FUNDS TRUST (the “Trust”)

and

THIRD AVENUE MANAGEMENT, LLC

This Agreement relates to the following Fund of the Trust:

Fund	Maximum Annual Operating Expense Limit	Effective Date	Expiration Date
Third Avenue International Real Estate Value Fund	1.00%	November 23, 2020	April 23, 2021

IN WITNESS, WHEREOF, the parties hereto have caused this instrument to be executed on their behalf by their duly authorized officers as of November 19, 2020.

WORLD FUNDS TRUST
On behalf of the Fund

By:	/s/ David A. Bogaert

Name:	David A. Bogaert
Title:	President

THIRD AVENUE MANAGEMENT, LLC

By:	/s/ Mark J. Aaron

Name:	Mark J. Aaron
Title:	Chief Operating Officer